Exhibit 99.1

Saga Communications, Inc. Enters into an Agreement to Acquire 4 FM Radio Stations Serving the Gainesville – Ocala, FL Radio Market

GROSSE POINTE FARMS, Mich., Oct. 30, 2018 /PRNewswire/ -- Saga Communications, Inc. (Nasdaq -SGA) announced today that it has entered into an agreement to purchase the assets of WOGK(FM), WNDT(FM), WNDD(FM), and WNDN(FM), from Ocala Broadcasting Corporation, LLC. All the stations serve the Gainesville-Ocala, Florida radio market.

Ed Christian, President and Chief Executive Officer of Saga Communications, said, "A number of years ago we let the Dix family know that these stations would be a great fit for Saga. It's not often you get the opportunity to buy stations from the 5th generation of the founding family. We see a lot of opportunity with these stations and these markets. We are pleased that the family has decided to entrust Saga with continuing their long-standing heritage of serving the Gainesville-Ocala region with market leading WOGK (K-Country 93.7) and the WIND classic rock trimulcast. Saga intends to continue building its business in radio by identifying and acquiring middle market stations in dynamic communities."

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 26 markets, including 75 FM and 33 AM radio stations and 75 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070